Exhibit 99.1

Steve Madden Announces Fourth Quarter and Full Year 2011 Earnings Results
Issues Fiscal 2012 Guidance

LONG ISLAND CITY, N.Y., February 21, 2012 /PRNewswire-FirstCall/ -- Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the fourth quarter and year ended December 31, 2011.

For the fourth quarter of fiscal 2011:

•         Net sales increased 73.7% to $279.8 million.

•         Retail comparable store sales increased 15.9%.

•         Net income increased 34.9% to $23.8 million, or $0.55 per diluted share, compared to $17.6 million, or $0.41 per diluted share in the prior year’s fourth quarter, adjusted for a three-for-two stock split issued to shareholders of record on May 20, 2011.

•         Net income for fiscal 2011 increased 28.5% to $97.3 million, or $2.25 per diluted share, compared to $75.7 million, or $1.78 per diluted share in fiscal 2010, adjusted for a three-for-two stock split issued to shareholders of record on May 20, 2011.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We are pleased to have ended 2011 with record fourth quarter results. We delivered high-teen organic sales growth in each of our wholesale footwear, wholesale accessories and retail businesses. Our flagship Steve Madden brand led the way, as we recorded strong gains in Steve Madden women’s footwear and handbags in both wholesale and retail and in both the United States and international markets. We also continued to integrate and capitalize on our new acquisitions, Topline and Cejon, which are proving to be excellent additions to the business. We believe we are well-positioned as we head into 2012, with a strong portfolio of brands, a proven business model, and a number of substantial growth opportunities which we anticipate will enable us to continue to drive top and bottom line gains.”

Fourth Quarter 2011 Results

Fourth quarter net sales were $279.8 million compared to $161.0 million reported in the comparable period of 2010. Net sales from the wholesale business grew 95.2% to $225.9 million compared to $115.8 million in the fourth quarter of 2010. The growth in net sales reflects contributions from Topline and Cejon, acquired in May of 2011, and the transition of the Companyr’s Target private label and Olsenboye footwear businesses from the buying agency model to the wholesale model, as well as strong growth in the existing wholesale footwear and wholesale accessories businesses.

Retail net sales grew 18.9% to $53.8 million from $45.3 million in the fourth quarter of the prior year. Same store sales increased 15.9% following a 14.1% increase in the prior year’s fourth quarter. The Company opened two full-price stores and one outlet store and closed one full-price store during the quarter. The Company ended the quarter with 84 retail locations, including the Internet store.

Gross margin was 35.5% in the fourth quarter as compared to 43.2% in the comparable period of 2010, with the decrease due to sales mix shifts as a result of the addition of the Topline and Cejon businesses and the inclusion of the Company’s Target private label and Olsenboye footwear businesses in wholesale net sales. Excluding these businesses, consolidated gross margin would have been moderately higher compared with the prior year’s fourth quarter. Gross margin in the wholesale business decreased to 28.9% in the fourth quarter from 35.7% in the prior year’s fourth quarter due to the aforementioned sales mix shifts. Retail gross margin increased to 63.1% for the fourth quarter from 62.5% in the comparable period of the prior year due to reduced promotional activity, particularly on stevemadden.com.

Operating expenses as a percent of sales were 23.1% for the fourth quarter compared to 29.1% in the same period of the prior year, due to leverage on higher sales and the aforementioned sales mix shifts.

Operating income for the fourth quarter increased to $38.6 million, or 13.8% of net sales, compared with operating income of $27.3 million, or 17.0% of net sales, in the same period of 2010.

Fourth quarter net income increased 34.9% to $23.8 million, or $0.55 per diluted share, compared to $17.6 million, or $0.41 per diluted share in the prior year’s fourth quarter.

Full Year 2011 Results

For the full year ending December 31, 2011, net sales were $968.5 million compared to $635.4 million in the comparable period last year.

Operating income for the full year increased 26.4% to $153.8 million, or 15.9% of net sales, compared with operating income of $121.6 million, or 19.1% of net sales, in fiscal 2010.

Net income totaled $97.3 million, or $2.25 per diluted share, for the year ended December 31, 2011, compared to $75.7 million, or $1.78 per diluted share, in fiscal 2010.

At the end of the year, cash, cash equivalents and marketable securities totaled $180.5 million.

Company Outlook

For the year ending December 31, 2012, the Company expects net sales to increase 21% – 23% compared to fiscal 2011. Diluted EPS is expected to be in the range of $2.60 – $2.70.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the fourth quarter earnings conference call scheduled for today, Tuesday, February 21, 2012, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers, passcode 7311841, and will be available until March 21, 2012.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl, Stevies, Betsey Johnson, Betseyville, Report, Report Signature, R2 by Report, Big Buddha, Wild Pair and Cejon, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts, Elizabeth and James, Superga, l.e.i. and GLO for footwear and Daisy Fuentes for handbags. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 80 retail stores (including the Company’s online store). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward-looking statements” as that term is defined in the federal securities laws. The events described in forward-looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the forward-looking statements and the projections upon which the forward-looking statements are based. Factors that may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

Net sales	$279,755	$161,028	$968,549	$635,418
Cost of sales	180,487	91,468	606,601	359,564
Gross profit	99,268	69,560	361,948	275,854
Commission and licensing fee income, net	4,067	4,629	18,715	22,629
Operating expenses	64,716	46,865	226,893	176,859
Income from operations	38,619	27,324	153,770	121,624
Interest and other income, net	117	1,306	5,022	4,233
Income before provision for income taxes	38,736	28,630	158,792	125,857
Provision for income taxes	14,950	11,005	61,591	50,132
Net income	23,786	17,625	97,201	75,725
Net (income) / loss attributable to noncontrolling interes	(14)	—	118	—
Net income attributable to Steven Madden, Ltd	$23,772	$17,625	$97,319	$75,725

Basic income per share	$0.56	$0.42	$2.30	$1.83
Diluted income per share	$0.55	$0.41	$2.25	$1.78

Weighted average common shares outstanding - Basic	42,516	41,733	42,264	41,477
Weighted average common shares outstanding - Diluted	43,492	42,702	43,239	42,443

STEVEN MADDEN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	As of
	Dec 31, 2011	Dec 31, 2010

Cash and cash equivalents	$102,830	$66,151
Marketable securities (current & non current)	77,663	127,606
Accounts receivable, net	153,424	70,948
Inventories	59,644	39,557
Other current assets	25,000	20,122
Property and equipment, net	31,587	20,791
Goodwill and intangibles, net	174,462	81,275
Other assets	15,176	21,246
Total assets	$639,786	$447,696

Accounts payable	$69,747	$37,089
Contingent payment liability (current & non current)	37,921	12,372
Other current liabilities	51,208	34,342
Other long term liabilities	6,152	6,595
Total Steven Madden, Ltd stockholders’ equity	474,876	357,298
Noncontrolling interest	(118)	—
Total liabilities and stockholders’ equity	$639,786	$447,696

STEVEN MADDEN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

	Years Ended
	Dec 31, 2011	Dec 31, 2010

Net cash provided by operating activities	$74,968	$86,873

Investing Activities
Purchase of property and equipment	(15,477)	(3,424)
Purchases / sales of marketable securities, net	49,917	(42,571)
Advance payment on contingent liability	(4,151)	(1,628)
Purchases of notes receivable	—	(7,004)
Refundable cash acquired from seller	12,004	—
Acquisitions, net of cash acquired	(89,730)	(40,602)
Net cash used in investing activities	(47,437)	(95,229)

Net cash provided by financing activities	9,148	5,241

Net increase / (decrease) in cash and cash equivalents	36,679	(3,115)

Cash and cash equivalents at the beginning of the year	66,151	69,266

Cash and cash equivalents at the end of the year	$102,830	$66,151

Investor Contacts:

ICR, Inc.

Investor Relations

Jean Fontana or Joseph Teklits

203-682-8200

www.icrinc.com